Statement of Computation of Earnings to Fixed Charges and Preferred Stock
                Dividend Requirements for the three month periods
                     ended March 31, 1998 and March 31, 1997

                                           For the three months ended
                                     March 31, 1998         March 31, 1997
                                     --------------         --------------
Net income                              $22,754                $ 5,610
Interest expense                         15,915                  7,637
                                     --------------         --------------
Earnings before interest                 38,669                 13,247

Interest expense                         15,915                  7,637
Preferred dividends                         875                  4,205
                                     --------------         --------------
Fixed charges                            16,790                 11,842

Earnings to fixed charges
 and preferred stock
 dividend requirements                     2.30                   1.12
                                     ==============         ==============